FOR IMMEDIATE RELEASE

THE KNOT, INC. NAMES CAROL KOH EVANS CHIEF OPERATING OFFICER
New COO Brings Combined Development and New Media Experience to Leading Lifestage Media and Services Company

NEW YORK (May 12, 2008) — The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), a leading lifestage media and services company, has appointed Carol Koh Evans as Chief Operating Officer. A former General Manager for Massive Incorporated, a wholly owned subsidiary of Microsoft Corporation and leading network for video game advertising, Evans brings her extensive experience in corporate development, online media and finance to The Knot.

Evans is returning to The Knot as Chief Operating Officer with unique, first-hand experience at the Company. She previously worked at The Knot in corporate development under the direction of CFO Richard Szefc and CEO David Liu, where she was instrumental in the execution of the Company's successful IPO in December 1999 and the acquisition of Weddingpages, Inc. in 2000. Evans left The Knot to pursue a corporate development position with Microsoft in Redmond, Washington, where she gained significant M&A and management experience. More recently, she has overseen the integration and operations of Massive for the past two years.

As Chief Operating Officer of The Knot, Evans will oversee the operations of our local and national advertising businesses, our commerce warehouse, customer service departments and our registry business. She will also handle M&A for the Company and other corporate development initiatives.

“We are incredibly excited to welcome back Carol Koh Evans to The Knot,” said David Liu, CEO of The Knot. “Her unique history with the Company, blended with her leadership and proven record of success, will be a tremendous addition to our executive team and the Company’s growth strategy.”

“I am thrilled to return to The Knot," said Carol Koh Evans. "Given the amazing growth and success that the Company has achieved since my departure as well as the continued strength of The Knot brand, I look forward to working with David and the entire team to take The Knot to the next level."

Prior to joining Massive following the acquisition by Microsoft, Carol spent five years with Microsoft in Corporate Development, Corporate Strategy and MSN M&A where she primarily supported Microsoft’s consumer initiatives, including the Online Services and Entertainment and Devices divisions.

In addition, she worked as an investment banker with Lehman Brothers in New York and Hong Kong and Robertson Stephens in San Francisco and participated in General Electric’s Financial Management Program.

Carol received her MBA from Columbia Business School and her BS in Business Administration from the Walter Haas School of Business at UC Berkeley.

The current COO of The Knot, Sandra Stiles, will transition to a new role as Special Adviser to the CEO and is expected to stay with this position through the end of the year.

About The Knot
The Knot, Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media company. The Company's flagship brand, The Knot, is the nation's leading wedding resource, reaching well over a million engaged couples each year through the #1 wedding website TheKnot.com. Other Knot brand products include The Knot national and local magazines, The Knot books (published by Random House and Chronicle) and television programming bearing The Knot name (aired on the Style and Comcast Networks). The Company also owns WeddingChannel.com, the most visited wedding gift registry website. The Company’s Nest brand focuses on the newlywed-to-pregnancy lifestage, with the popular lifestyle website TheNest.com, a home décor book series with Clarkson Potter, The Nest magazine and baby offshoot TheNestBaby.com. Also under The Knot, Inc. umbrella are WeddingTracker.com; GiftRegistryLocator.com; party planning site PartySpot.com; teen-oriented PromSpot.com; and local baby services and community site Lilaguide.com. The Knot, Inc. is based in New York and has several other offices across the country.